Execution Copy

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of May, 2011, by and between SALIENT MLP & ENERGY INFRASTRUCTURE FUND, a Delaware statutory trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), as a closed-end, non-diversified management investment company; and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBFS to provide fund administration services to the Fund and its wholly owned subsidiaries listed on Exhibit A attached hereto (as amended from time to time, collectively the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Funds hereby appoint USBFS as administrator of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Funds:

A.	General Fund Management:

(1)	Act as liaison among the Funds’ service providers.

(2)	Supply:

a.	Corporate secretarial services.

b.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).

c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Funds’ board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board of Trustees based on financial and administrative data.

c.	Evaluate independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Trustees and the Funds’ shareholders.

f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings including preparation and distribution of the Board of Trustees books for such meetings.

(4)	Audits:

a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the SEC and facilitate audit process.

c.	Provide office facilities.

(5)	Assist in overall operations of the Funds.

(6)	Pay the Funds’ expenses upon written authorization from the Funds.

(7)	Keep the Funds’ governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Funds or their representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the Acts including:

(i)	Asset diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rules 31a-1, 31a-2 and 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Funds’ compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Funds in connection with any certification required of the Funds pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein. USBFS shall also provide sufficient documentation supporting such sub-certifications to enable the Funds’ officers to get comfortable that the internal controls and procedures implemented by USBFS are sufficient and have been operating effectively during the period covered by any SEC filing for which the Funds’ officers have to provide any certifications under the SOX Act.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	SEC Registration and Reporting:

a.	Assist Funds’ counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices. As requested by the Funds, prepare and file Form N-PX and Form 14A filings.

c.	Prepare NYSE notifications and assist in press release preparation, as applicable.

d.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

e.	File fidelity bond under Rule 17g-1.

f.	Monitor sales of Funds’ shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(3)	IRS Compliance:

a.	Monitor the Funds’ status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Asset diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent accountants.

(3)	Supervise the Funds’ custodian and fund accountants in the maintenance of the Funds’ general ledger and in the preparation of the Funds’ financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Funds.

(5)	Monitor the expense accruals and notify the Funds’ management of any proposed adjustments.

(6)	Prepare quarterly financial statements, which include, without limitation, the following items:

a.	Schedule of Investments

b.	Schedule of Capital Gains and Losses

(7)	Prepare semi-annual financial statements, which include, without limitation, the following items:

a.	Statement of Assets and Liabilities.

b.	Statement of Operations.

c.	Statement of Changes in Net Assets.

(8)	Prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Prepare state income breakdowns where relevant.

(3)	File Form 1099 for payments to disinterested Trustees and other service providers.

(4)	Monitor wash sale losses.

(5)	Calculate eligible dividend income for corporate shareholders.

E.	Repurchase Offers

Provide the coordination and processing of all repurchase offers as stipulated in the prospectus. This will include:

(1)	the tabulation and calculation of requested shares for repurchase;

(2)	calculation of total shares available for repurchase;

(3)	calculation of actual percentage of requested shares to be redeemed.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-

pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Funds shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Funds shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Funds are disputing any amounts in good faith. The Funds shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Funds are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Funds to USBFS shall only be paid out of the assets and property of the particular Funds involved.

4.	Representations and Warranties

A.	The Funds hereby represent and warrant to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	They are duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry on their business as now conducted, to enter into this Agreement and to perform their obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Funds in accordance with all requisite action and constitutes a valid and legally binding obligation of the Funds, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	They are conducting their business in compliance in all material respects with all applicable laws and regulations, both state and federal, and have obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment binding on them and no provision of their charter, bylaws or any contract binding it or affecting their property which would prohibit its execution or performance of this Agreement.

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement. Appropriate state securities law filings will be made during the term of this Agreement as necessary to enable the Funds to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Funds shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Funds, as approved by the Board of Trustees of the Funds, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Funds, their successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, trustees, officers and employees.

USBFS shall indemnify and hold the Funds harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Funds may sustain or incur or that may be asserted against the Funds by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Funds” shall include the Fund’s directors, trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Funds shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Funds, at such times as the Funds may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Funds pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.	Data Necessary to Perform Services

The Funds or their agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Funds, all records and other information relative to the Funds and prior, present, or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Funds. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Funds or their agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Funds pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Funds and their shareholders.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Funds, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Funds and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Funds or their designee on and in accordance with their request.

9.	Compliance with Laws

The Funds have and retain primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Funds relating to their portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Funds of their responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. Provided however, USBFS shall perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Funds in connection with any certification required of the Funds pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein. USBFS shall also provide sufficient documentation supporting such sub-certifications to enable the Funds’ officers to get comfortable that the internal controls and procedures implemented by USBFS are sufficient and have been operating effectively during the period covered by any SEC filing for which the Funds’ officers had to provide any certifications under the SOX Act.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Funds, and authorized or approved by the Board of Trustees.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which

USBFS has maintained the same, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Funds.

12.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Funds without the written consent of USBFS, or by USBFS without the written consent of the Funds accompanied by the authorization or approval of the Funds’ Board of Trustees.

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

16.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Funds’ attorneys, form attorney-client relationships or require the provision of legal advice. The Funds acknowledge that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Funds to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Funds’ behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Funds, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

18.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Funds shall be sent to:

Salient MLP & Energy Infrastructure Fund

4265 San Felipe

Suite 800

Houston, TX 77027

19.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

SALIENT MLP & ENERGY INFRASTRUCTURE FUND

By:	/s/ John E. Price
Name:	John E. Price
Title:	Treasurer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Michael R. McVoy
Name:	Michael R. McVoy
Title:	Executive Vice President

Exhibit A to the Fund Administration Servicing Agreement

Names listed below are the wholly owned subsidiaries under the Salient MLP Energy & Infrastructure Fund